Exhibit 21.1

Subsidiaries of alpha-En Corporation

Subsidiary	State of Incorporation	Owner	Percentage
Avenue Pictures, Inc.	Delaware	alpha-En Corporation	100%
Wombat Productions, Inc.	Delaware	alpha-En Corporation	100%